                                                                  EXECUTION COPY





                                AMENDED AND RESTATED
                              STOCKHOLDERS' AGREEMENT

                              DATED AS OF MAY 4, 1999

                                       AMONG

                                   TUNES.COM INC.

                                        AND

                                  THE STOCKHOLDERS
                        NAMED ON THE SIGNATURE PAGES HERETO
                         AND THE SCHEDULES ATTACHED HERETO

                               TABLE OF CONTENTS

ARTICLE I  CERTAIN DEFINITIONS                                                           2
ARTICLE II  BOARD OF DIRECTORS                                                           5
     Section 1  Number of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Section 2  Identity of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Section 2.3  Board Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     Section 2.4  Significant Business Decisions . . . . . . . . . . . . . . . . . . . . 6
     Section 2.5  Reimbursement of Certain Expenses. . . . . . . . . . . . . . . . . . . 9
     Section 2.6  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 9
ARTICLE III  CERTIFICATE OF INCORPORATION                                               10
ARTICLE IV  TRANSFER OF SHARES                                                          10
     Section 4.1  Restriction on Transfers; Permitted Transferees. . . . . . . . . . . .10
     Section 4.2  Right of First Offer . . . . . . . . . . . . . . . . . . . . . . . . .12
     Section 4.3  Bring Along Rights; Tag Along Rights . . . . . . . . . . . . . . . . .14
     Section 4.4  Merger Transactions. . . . . . . . . . . . . . . . . . . . . . . . . .15
     Section 4.5  Legend on Certificate. . . . . . . . . . . . . . . . . . . . . . . . .15
     Section 4.6  Involuntary Transfers. . . . . . . . . . . . . . . . . . . . . . . . .15
     Section 4.7  Holdback Agreements. . . . . . . . . . . . . . . . . . . . . . . . . .16
ARTICLE V  ADDITIONAL AGREEMENTS                                                        16
     Section 5.1  Inspection Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .16
     Section 5.2  Financial Reports. . . . . . . . . . . . . . . . . . . . . . . . . . .16
     Section 5.3  Budget . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     Section 5.4  System of Accounting . . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 5.5  Prompt Payment of Taxes; Consolidated Return . . . . . . . . . . . . .19
     Section 5.6  Maintenance of Corporate Existence, etc. . . . . . . . . . . . . . . .19
     Section 5.7  Maintenance of Properties. . . . . . . . . . . . . . . . . . . . . . .19
     Section 5.8  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 5.9  Compliance with Laws; Obligations. . . . . . . . . . . . . . . . . . .20
     Section 5.10  Key Person Life Insurance . . . . . . . . . . . . . . . . . . . . . .20
     Section 5.11  Availability of Common Stock for Conversion . . . . . . . . . . . . .20
ARTICLE VI  MISCELLANEOUS                                                               20
     Section 6.1  Survival of Agreement; Term. . . . . . . . . . . . . . . . . . . . . .20
     Section 6.2  By-Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     Section 6.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     Section 6.4  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Section 6.5  Complete Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Section 6.6  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Section 6.7  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Section 6.8. Governing Law; Consent to Jurisdiction and Service of Process. . . . .23
     Section 6.9  Injunctive Relief. . . . . . . . . . . . . . . . . . . . . . . . . . .24
     Section 6.10  New Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . .24
     Section 6.11  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     Section 6.12  Recapitalization, etc . . . . . . . . . . . . . . . . . . . . . . . .24

                     AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT


               This AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (the "AGREEMENT"), dated as of May 4, 1999, among Tunes.com Inc., a Delaware corporation (the "COMPANY"), and the Stockholders (as defined herein).

                                W I T N E S S E T H

               WHEREAS, the Company and the Stockholders named on Schedule 1 hereto entered into a certain Stockholders' Agreement dated as of June 2, 1997 (as amended by that certain Amendment No. 1 thereto dated as of October 31, 1997 ("AMENDMENT NO. 1") and as otherwise heretofore amended or modified, the "ORIGINAL STOCKHOLDERS' AGREEMENT") in connection with the execution and delivery of the Series A Purchase Agreement;

               WHEREAS, in accordance with Section 6.10 of the Original Stockholders' Agreement and subsequent to June 2, 1997, the additional Stockholders named on Schedule 2 hereto have become parties to the Original Stockholders Agreement pursuant to Amendment No. 1, certain Joinders, and certain Joinder Agreements to the Original Stockholders' Agreement;

               WHEREAS, simultaneously herewith, the Company is issuing and selling, and certain of the Stockholders are purchasing from the Company, shares of Series E Stock and, if applicable, shares of Series A-IV Convertible Preferred Stock, pursuant to the terms and conditions of the Series E Purchase Agreement (defined below);

               WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Series E Purchase Agreement that the Company and the Stockholders that are parties to the Original Stockholders' Agreement amend and restate the Original Stockholders' Agreement on the terms and subject to the conditions set forth herein; and

               WHEREAS, in accordance with Section 6.1 of the Original Stockholders' Agreement, a majority of the entire Board, with the concurrence of at least one GSCP Director, and Stockholders holding Shares representing at least eighty percent (80%) of the Shares issued and outstanding on the date hereof, do hereby amend and restate the Original Stockholders' Agreement on the terms and subject to the conditions set forth herein.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                     ARTICLE I

                                CERTAIN DEFINITIONS

          The following terms shall have the definitions set forth below:

          "AFFILIATE" has the meaning given such term in Rule 12b-2 under the Exchange Act.

          "BOARD" means the Board of Directors of the Company.

          "BUDGET" means the operating plan contemplated by SECTION 5.3 which has been approved by a majority of the members of the Board and by at least one (1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under Section 2.2) and the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under Section 2.2).

          "BUSINESS DAY" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York.

          "CERTIFICATE OF INCORPORATION" means the Restated Certificate of Incorporation of the Company, as amended or restated.

          "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Company.

          "CONVERTIBLE SECURITIES" means any warrants, options or other rights to acquire Shares or securities convertible into or exercisable or exchangeable for Shares.

          "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FAIR VALUE", with respect to any security, assets or property means that value determined in good faith by the Board, in its reasonable discretion, to be the fair value of such security, assets or property; PROVIDED, HOWEVER, that, if requested by any Stockholder who, alone or together with one or more other Stockholders, holds Shares that at the date of this Agreement constituted at least fifteen percent (15%) of the sum of
(i) the issued and outstanding shares of Common Stock and (ii) the shares of Common Stock issuable upon conversion of the Preferred Stock, the Fair Value of a security, assets or property shall be determined by a nationally-recognized investment banking or business valuation firm, unaffiliated with the Company or any Stockholder, selected by the Board and approved by at least one (1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under Section 2.2) and the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under Section 2.2).

          "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

          "GSCP" means GS Capital Partners II, L.P., a Delaware limited partnership.

          "GSCP DIRECTOR" means any director of the Company nominated by the GSCP Stockholders in accordance with SECTION 2.2.

          "GSCP STOCKHOLDERS" means GSCP and such other Affiliates of GSCP who from time to time hold Shares and their Permitted Transferees.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company.

          "NETWORTH" means netWorth Partners I, LLC, a Delaware limited partnership.

          "NETWORTH DIRECTOR" means the director of the Company nominated by the netWorth Stockholders in accordance with SECTION 2.2.

          "NETWORTH STOCKHOLDERS" means netWorth and such other Affiliates of netWorth who from time to time hold Shares and their Permitted Transferees.

          "ORIGINAL STOCKHOLDERS' AGREEMENT" has the meaning set forth in the preamble.

          "PERMITTED TRANSFEREES" has the meaning set forth in SECTION 4.1(d).

          "PERSON" means any natural person, corporation, general partnership, limited liability company, limited partnership, proprietorship, other business organization, trust, union or association.

          "PREFERRED STOCK" means the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Stock and any other preferred stock of the Company issued and outstanding.

          "REGISTRATION RIGHTS AGREEMENT" means the Amended and Restated Registration Rights Agreement, dated as of the date hereof, between the Company and the persons named on the signature pages thereof, as amended from time to time in accordance with its terms.

          "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law.

          "RULE 144" means Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, and any successor provision thereto.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SERIES A PURCHASE AGREEMENT" means that certain Preferred Stock Purchase Agreement, dated as of June 2, 1997, between the Company and the persons named on the signature pages thereof, as amended from time to time in accordance with its terms.

          "SERIES E PURCHASE AGREEMENT" means that certain Series E Convertible Preferred Stock Purchase Agreement, dated as of even date herewith, between the Company and the persons named on the signature pages thereof, as amended from time to time in accordance with its terms.

          "SERIES E STOCK" means the Company's Series E Convertible Preferred Stock.

          "SHARES" means shares of Common Stock or Preferred Stock.

          "STOCKHOLDERS" means the "Stockholders" under and as defined in the Original Stockholders' Agreement, the GSCP Stockholders, the "Existing Investors" under and as defined in the Original Stockholders' Agreement (including, without limitation, the Persons so named in the Joinders and Joinder Agreements to the Original Stockholders' Agreement), the other stockholders designated on Schedule 1 and Schedule 2 hereto, the Persons so designated on the signature pages hereto (certain of which are also set forth on Schedule 1 and Schedule 2 hereto), the Transferees of Shares, whether from another Stockholder or from the Company, who are required by this Agreement to agree to be bound by the terms and conditions of this Agreement, and the Persons who become Stockholders after the date hereof who are required by
Section 6.10 to agree to be bound by the terms and conditions of this Agreement. The term "STOCKHOLDER" means any one of the Stockholders and, in the case of a Stockholder who is a natural person, the term "STOCKHOLDER" shall also include such Stockholder's legal representatives, executors or administrators when the context so requires.

          "STOCK OPTION PLAN" means, collectively, the Company's (i) 1997 Stock Option Plan providing for the issuance of options to purchase up to 1,550,000 shares of Common Stock to employees, officers, directors, and consultants of the Company, and (ii) 1999 Stock Option Plan providing for the issuance of options to purchase up to 500,000 shares of Common Stock to employees, officers, directors, and consultants of the Company.

          "TAX" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

          "TRANSFEREE" has the meaning set forth in SECTION 4.1(b).

          "WENNER MEDIA" means Straight Arrow Publishers Company, L.P., a New York limited partnership.

          "WENNER MEDIA AFFILIATION AGREEMENT" means that certain Affiliation Agreement dated as of November 10, 1997 by and between the Company and Wenner Media.

                                     ARTICLE II

                                 BOARD OF DIRECTORS

     Section 2.1 NUMBER OF DIRECTORS. The Stockholders agree that, except as otherwise provided herein or in the governing instruments and agreements relating to the rights of the Preferred Stock, the Board shall consist of seven (7) directors, except for any vacancies which may arise prior to the annual meeting of the stockholders of the Company or any special meeting held for the election of directors.

     Section 2.2 IDENTITY OF DIRECTORS. The Stockholders agree that (i) so long as the GSCP Stockholders hold outstanding shares of Preferred Stock, the GSCP Stockholders shall be entitled to nominate all of the directors constituting the "Series A Directors" pursuant to the Certificate of Incorporation, (ii) so long as the netWorth Stockholders hold the power to vote (or cause to be voted), whether by proxy, voting trust, stockholders' agreement or otherwise, at least Seven Hundred and Fifty Thousand (750,000) shares of Series E Stock (subject to adjustment by way of stock split, reverse stock split, stock dividend, stock distribution, merger, combination, consolidation, reclassification, recapitalization, reorganization or otherwise), the netWorth Stockholders shall be entitled to nominate the director constituting the "Series E Director" pursuant to the Certificate of Incorporation, (iii) during the initial term and any renewal term of the Wenner Media Affiliation Agreement, Wenner Media shall be entitled to nominate one (1) of the directors constituting the "Common Directors" pursuant to the Certificate of Incorporation, and (iv) so long as Howard A. Tullman is an executive officer of the Company, (a) he shall be nominated as one (1) of the directors constituting the "Common Directors" pursuant to the Certificate of Incorporation and (b) he shall be entitled to nominate one (1) of the directors constituting the "Common Directors" pursuant to the Certificate of Incorporation. Nominations for all other Common Directors (exclusive of the Common Directors nominated in accordance with the preceding sentence) shall be made by the Board. Each of the Stockholders agrees to vote all Shares held by such Stockholder in favor of the directors nominated by the GSCP Stockholders, the netWorth Stockholders, Wenner Media and Howard
A. Tullman, respectively, and in favor of Howard A. Tullman, for election to the Board, so long as each such person is required to be nominated to the Board pursuant to the preceding sentence hereof. Should the individuals elected as directors pursuant to this SECTION 2.2 be unwilling or unable to serve, or otherwise cease to serve (including by means of removal in accordance with the following sentence), vacancies on the Board shall be filled by the Board, except that the GSCP Stockholders, the netWorth Stockholders, Wenner Media and Howard A. Tullman shall be entitled to nominate or designate any replacement for a director originally nominated by each of them pursuant to this SECTION 2.2. If any of the GSCP Stockholders, the netWorth Stockholders, Wenner Media or Howard A. Tullman propose to remove any director nominated by such Stockholder(s) pursuant to this SECTION 2.2, all of the Stockholders agree to cooperate in such removal, and any resulting vacancy shall be filled in accordance with the preceding sentence. Any action to be taken by the GSCP Stockholders or the netWorth Stockholders under this SECTION 2.2 shall be taken by (i) the GSCP Stockholders who own at least seventy-five percent (75%) of all Shares owned by the

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GSCP Stockholders, and (ii) the netWorth Stockholders who own at least two-thirds (2/3) of all Shares owned by the netWorth Stockholders.

     Section 2.3 BOARD ACTION. Directors comprising at least a majority of the Board (including at least one (1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under Section 2.2) and the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under Section 2.2)) must be present, in person or by telephone, at every meeting of the Board to constitute a quorum. The Board shall call, and use its best efforts to have, regular meetings not less often than quarterly.

     Section 2.4 SIGNIFICANT BUSINESS DECISIONS. Notwithstanding that no vote may be required, or that a lesser percentage vote may be specified by law, by the Certificate of Incorporation or By-Laws of the Company, or otherwise, the Company and the Stockholders agree that the Company shall not take, and shall not cause or permit any subsidiary of the Company to take, any of the following actions, in a single transaction or a series of related transactions, without the approval of at least one (1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under Section 2.2) and the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under Section 2.2):

          (a) amend the Certificate of Incorporation or Bylaws of the Company or take any action or enter into any other agreement prohibited by or in contravention of the Certificate of Incorporation or Bylaws of the Company;

          (b) increase or decrease the total number of its authorized shares of capital stock or authorize shares of any class or series, or alter or change the rights, preferences or privileges of any class or series;

          (c) authorize or issue, or obligate itself to authorize or issue, any equity security or any Convertible Security, except for (i) sales or issuances of shares of capital stock of a wholly-owned subsidiary of the Company to the Company or to another wholly-owned subsidiary of the Company,
(ii) issuances of shares of Common Stock upon conversion of the Preferred Stock, and (iii) issuances of shares of Common Stock upon the exercise of any options or similar rights granted pursuant to any employee benefit plan adopted and approved by the Board in accordance with the terms of this Agreement;

          (d) redeem, retire, purchase or otherwise acquire, directly or indirectly, through any of its subsidiaries or otherwise, shares of its capital stock or warrants or options with respect to such capital stock, except as provided in the Certificate of Incorporation of the Company;

          (e) declare or pay any cash or other dividend or make any other distribution of any kind on, or purchase or set aside any sums for the purchase or payment of, its capital stock other than dividends and distributions from a wholly-owned subsidiary of the Company to the Company or to any other wholly-owned subsidiary of the Company;

          (f) enter into any agreement with respect to any merger, reorganization or consolidation (other than a merger of a wholly-owned subsidiary of the Company into or consolidation with the Company or any of its wholly-owned subsidiaries);

          (g) sell, lease, exchange, transfer or otherwise dispose of, any assets (including the capital stock of subsidiaries) having an aggregate Fair Value of greater than $2,500,000; PROVIDED, HOWEVER, that this limitation shall not apply to transfers to the Company or any of the Company's wholly-owned subsidiaries;

          (h) enter into or permit to exist any agreement or undertaking (other than this Agreement) which prohibits, restricts or limits the ability of any of its subsidiaries to pay dividends or distributions to the Company or otherwise to transfer assets or engage in transactions with the Company;

          (i) recapitalize or otherwise change its capital structure in such a manner as will result in a change in control from one person to another person, either directly or indirectly, of the power to vote 50 percent or more of the securities or other interests of the Company having voting power for the election of directors of the Company or otherwise having voting power to direct or cause the direction of management policies of the Company;

          (j)  voluntarily dissolve or liquidate;

          (k) have a subsidiary which is not wholly-owned by the Company either directly or indirectly through one or more other wholly-owned subsidiaries;

          (l) discontinue or withdraw from a line of business presently engaged in, or expand into or enter a line of business not presently engaged in, by the Company and its subsidiaries taken as a whole;

          (m) subject its assets (including the capital stock of subsidiaries) to liens or encumbrances in excess of $1,250,000 in the aggregate;

          (n) purchase, lease, exchange or otherwise acquire any securities or assets of any other Person for an amount in excess of $2,500,000 in the aggregate, except for acquisitions of supplies and equipment in the ordinary course of business and acquisitions of assets pursuant to the Budget;

          (o) make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets which individually are in an amount greater than $200,000 or in the aggregate are in an amount greater than $1,250,000 in any twelve (12) month period, other than in accordance with the Budget;

          (p) enter into any joint venture or partnership with any other Person involving a cash investment by the Company or any of its subsidiaries in an amount in excess of $1,000,000, or resulting in any sharing of revenues or profits between the Company or any of its subsidiaries and any other Person in an amount in excess of $1,000,000 in cash in the aggregate;

          (q) enter into or engage in, or amend or modify the terms of, any material transaction or arrangement between the Company or any of its subsidiaries and any director or officer of the Company, any Stockholder of the Company, or any partner or family member of any such Person, or any Affiliate of any of the foregoing Persons;

          (r) incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any indebtedness (including, without limitation, capitalized leases) or for the deferred purchase price for the acquisition of property, other than (i) accounts payable incurred in the ordinary course of business or (ii) indebtedness for borrowed money not to exceed in the aggregate at any one time $1,250,000; voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any material right under or modify any material term of, any such indebtedness, except in accordance with the Budget;

          (s) adopt, enter into or become bound by any employee benefit or incentive plan, program or arrangement (including, without limitation, any stock option plan) or any collective bargaining agreement, or amend, modify or terminate (partially or completely) any employee benefit, incentive plan, program or arrangement (including, without limitation, any stock option plan) or any collective bargaining agreement, in each case other than pursuant to the Stock Option Plan or as contemplated in the Budget;

          (t) hire, appoint or enter into an employment contract with, or increase or otherwise materially modify the salary, wages or other compensation of, or any material terms of the employment of, any (i) executive officer of the Company or (ii) other officer, employee or consultant of the Company or any of its subsidiaries whose annual compensation is $200,000 or more or is required to be more than $200,000 in any year during the term of the contract (excluding any stock options issued thereunder);

          (u) commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency or receivership or similar law; consent to the institution of or fail to contest in a timely and appropriate manner any such proceeding or filing; apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its subsidiaries; file an answer admitting the material allegations of a petition filed against it in any such proceeding; make a general assignment for the benefit of creditors; become unable, admit in writing its inability or fail generally to pay its debts as they become due; or take any action for the purpose of effecting any of the foregoing;

          (v) become a party to or permit any of its subsidiaries to become a party to any agreement which by its terms or otherwise could reasonably be expected to materially and adversely affect the Company's performance of or compliance with this Agreement, the Registration Rights Agreement or the Certificate of Incorporation of the Company;

          (w) enter into or amend any contract so as to create a financial obligation of the Company or any of its subsidiaries in excess of $1,000,000, whether payable at one time or in a series of payments;

          (x) except as required or permitted by the terms of the Registration Rights Agreement, register any security pursuant to the Securities Act, grant registration rights to any Person, or withdraw, reduce, expand or otherwise modify the registration rights granted to any Person;

          (y)  approve or adopt, or materially modify or amend, the Budget;

          (z) select the independent auditors of the Company and its subsidiaries; or

          (aa) change the number of members of the Board from seven (7) (exclusive of any vacancies which may arise from time to time).

     Section 2.5 REIMBURSEMENT OF CERTAIN EXPENSES. To the fullest extent permitted by applicable law, the Company shall from time to time upon request therefor, promptly reimburse the directors of the Company for the reasonable out-of-pocket expenses incurred by them in connection with their attendance of meetings of the Board and any other activities undertaken by them in their capacity as directors of the Company. The foregoing shall be in addition to, and not in lieu of, any indemnification or reimbursement obligations of the Company under the Certificate of Incorporation or By-laws of the Company.

     Section 2.6 FURTHER ASSURANCES. Each of the Stockholders agrees to vote, in person or by proxy, all of the shares of Common Stock or Preferred Stock owned by such Stockholder, at any annual or special meeting of Stockholders of the Company called for the purpose of voting on the election of directors or by consensual action of Stockholders without a meeting with respect to the election of directors, in favor of the election of the directors nominated in accordance with SECTION 2.2. Each Stockholder shall vote the Shares owned by such Stockholder and shall take all other actions necessary to ensure that the Certificate of Incorporation and By-laws of the Company do not at any time conflict with the provisions of this Agreement.

                                    ARTICLE III

                            CERTIFICATE OF INCORPORATION

     The Stockholders acknowledge and agree that the Restated Certificate of Incorporation of the Company, as amended as of the date hereof, is set forth as EXHIBIT A.

                                     ARTICLE IV

                                 TRANSFER OF SHARES

     Section 4.1  RESTRICTION ON TRANSFERS; PERMITTED TRANSFEREES.

          (a) Each Stockholder, severally and not jointly, agrees and acknowledges that such Stockholder will not directly or indirectly, offer, sell, assign, pledge, encumber or otherwise transfer any Shares or solicit any offers to purchase or otherwise acquire or make a pledge of any Shares unless such offer, sale, assignment, pledge, encumbrance, or other transfer complies with the provisions of this Agreement, and either (i) such offer, sale, assignment, pledge or other transfer is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or "blue sky" laws or (ii) unless waived by the Company in writing, such Stockholder shall have furnished the Company with an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or "blue sky" laws.

          (b) Except in the case of a sale of Shares pursuant to an effective registration statement under the Securities Act or a sale of Shares pursuant to a transaction complying with Rule 144, no Stockholder shall sell, assign, pledge, encumber or otherwise transfer any Shares to any Person (regardless of the manner in which such Stockholder initially acquired such Shares) nor shall the Company issue, sell or otherwise transfer any Shares to any Person (all Persons acquiring Shares from a Stockholder or from the Company, regardless of the method of transfer, shall be referred to collectively as "TRANSFEREES" and individually as a "TRANSFEREE") unless (i) such Shares bear legends as provided in SECTION 4.5 and (ii) such Transferee shall have executed and delivered to the Company, as a condition precedent to any acquisition of Shares, an instrument in form and substance satisfactory to the Company confirming that such Transferee takes such Shares subject to all the terms and conditions of this Agreement, and agrees to be bound by the terms of this Agreement. The Company shall not transfer upon its books any Shares purporting to be transferred by a Stockholder to any Person except in accordance with this Agreement.

          (c) Except as specifically contemplated hereby, no Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares nor shall any Stockholder enter into any Stockholder agreements or arrangements of any kind with any Person with respect to any Shares inconsistent with the provisions of this Agreement, including but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares, nor shall any Stockholder act, for any reason, as a member of a group or in concert with any

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

other Persons (other than Permitted Transferees) in connection with the acquisition, disposition or voting of Shares in any manner which is inconsistent with the provisions of this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Stockholders shall have the right to grant proxies, enter into or agree to be bound by voting trusts, or enter into stockholder agreements or arrangements with netWorth with respect to up to two hundred and fifty thousand (250,000) Shares in the aggregate for all Stockholders; PROVIDED, HOWEVER, that any such proxy, voting trust, or stockholder agreement or arrangement shall not conflict with the terms of this Agreement.

          (d) None of the restrictions contained in this Agreement with respect to transfers of Shares (other than those set forth in SECTIONS 4.1(a), 4.1(b) and 4.5) shall apply:

          (i) to any transfer or assignment for consideration or to any gift by any Stockholder to any spouse, child, parent, sibling or grandchild of such Stockholder, or by any of such relatives to such Stockholder or to any one or more of such relatives, or by any Stockholder or any such relatives to a trust of which there are no principal beneficiaries other than such Stockholder or one or more of such relatives;

          (ii) to any gift by any Stockholder to a bona fide charity or foundation approved by the Board (such approval not to be unreasonably withheld);

          (iii) to any transfer to a legal representative in the event any Stockholder becomes mentally incompetent;

          (iv)  to any transfer by will or the laws of descent; and

          (v) with respect to a Stockholder which is a corporation, partnership or limited liability company, (a) to any transfer by such Stockholder to any Affiliate thereof, or (b) to any transfer by such Stockholder in connection with the consolidation, merger or sale of all or substantially all of the assets of such Stockholder;

PROVIDED that in each of cases (i) through (vi) each Transferee, donee or distributee (a "PERMITTED TRANSFEREE") agrees to take subject to and to comply with the provisions of this SECTION 4.1. For purposes hereof, the Permitted Transferees of a Stockholder shall include the Permitted Transferees of such Stockholder's Permitted Transferees.

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     Section 4.2  RIGHT OF FIRST OFFER.

          (a) Except as provided in SECTIONS 4.1(d), 4.3 and 4.4, any Stockholder who desires to sell, assign or otherwise transfer any Shares (the "SELLING STOCKHOLDER") shall first give written notice (a "SELLER'S NOTICE") to the Company and all other Stockholders (the "OFFEREE STOCKHOLDERS") stating the Selling Stockholder's desire to make such transfer, the number of Shares to be transferred (the "OFFERED SHARES") and the cash price which the Selling Stockholder proposes to be paid for the Offered Shares by the Company or the other Stockholders (the "FIRST OFFER PRICE").

          (b) Upon receipt of the Seller's Notice (the "FIRST OFFER"), the Company shall have the irrevocable and exclusive option to purchase up to all of the Offered Shares at the First Offer Price; PROVIDED that the Company shall not have the right to purchase any of the Offered Shares unless either:
(i) the Company purchases all such Offered Shares; (ii) if the Company elects to purchase less than all the Offered Shares, the Offeree Stockholders elect to purchase all the remaining Offered Shares pursuant to SECTION 4.2(c); or
(iii) the Selling Stockholder consents to the purchase of less than all of the Offered Shares. The Company's option under this SECTION 4.2(b) shall be exercisable by a written notice to the Selling Stockholder, with copies to the Offeree Stockholders, given within 15 days from the date of the Seller's Notice.

          (c) If the Company does not exercise its option to purchase Offered Shares or if the Company elects to purchase less than all the Offered Shares, then each of the Offeree Stockholders shall have the irrevocable and exclusive option to purchase up to that percentage of the Offered Shares not purchased by the Company determined by dividing the number of Shares owned by such Stockholder by the total number of Shares owned by all Stockholders who elect to purchase Offered Shares hereunder, without reference to either the Offered Shares or the number of Shares held by any Offeree Stockholder who elects not to purchase any Offered Shares (the "PROPORTIONATE SHARE"). To the extent that any Offeree Stockholder does not fully subscribe for its Proportionate Share of the Offered Shares, each other fully participating Offeree Stockholder shall have an option to purchase that percentage of the Offered Shares not purchased by partially participating Offeree Stockholders determined by dividing the number of Shares owned by such fully participating Offeree Stockholder by the total number of shares owned by all fully participating Offeree Stockholders. Unless the Selling Stockholder shall have consented to the purchase of less than all the Offered Shares, no Stockholder may purchase any Shares (irrespective of whether it is prepared to subscribe fully for its Proportionate Share) unless all Shares offered are to be purchased. The option of each of the Offeree Stockholders participating in the purchase under this SECTION 4.2(c) shall be exercisable by written notice to the Selling Stockholder, with copies to the Company, given within 30 days from the date of the Seller's Notice.

          (d) If the Seller's Notice shall be duly given, and if the Company and all the Offeree Stockholders shall not exercise their options to purchase the Offered Shares at the First Offer Price or do not purchase all Shares offered by the Selling Stockholder, then the Selling Stockholder shall be free, for a period of 90 days from the earlier of (i) the 30th day following the date of the Seller's Notice or (ii) the date the Selling Stockholder shall have received written notice from the Company and the Offeree Stockholders stating their intention not to exercise the options granted

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

under SECTIONS 4.2(b) and (c), to sell the Offered Shares to any third party Transferee at the same price and on the same material terms as the First Offer Price; PROVIDED that such sale complies with the provisions of SECTION 4.1.

          (e) If the proposed purchase price of a Transferee for the Offered Shares is less than the First Offer Price, the Selling Stockholder shall not sell or otherwise transfer any of the Offered Shares unless the Selling Stockholder shall first reoffer the Offered Shares at such lesser price to the Company and each of the Offeree Stockholders by giving written notice (the "REOFFER NOTICE") thereof, stating the Selling Stockholder's intention to make such transfer at such lower price (the "REOFFER PRICE"). The Company and each of the Offeree Stockholders shall then have the irrevocable and exclusive option to purchase all of the Offered Shares at the Reoffer Price, exercisable in the same order of priority, proportions and manner as provided in SECTIONS 4.2(b) and (c). If the Company or any of the Offeree Stockholders do not then purchase all the Offered Shares, such Offered Shares may be sold by the Selling Stockholder within 60 days following the earlier of (i) the 30th day from the date of the Reoffer Notice or (ii) the date on which the Selling Stockholder shall have received written notice from the Company and the Offeree Stockholders stating their intention not to exercise the option granted in this SECTION 4.2(e), at a cash price equal to or greater than the Reoffer Price; PROVIDED that such sale complies with the provisions of SECTION 4.1.

          (f) If the Company and the Offeree Stockholders do not exercise their option to purchase the Offered Shares at the First Offer Price or at the Reoffer Price, and the Selling Stockholder shall not have sold the Offered Shares to any Transferee for any reason before the expiration of the 60-day period described in SECTION 4.2(e) in the event of a Reoffer or, if no Reoffer Notice is given, the 90-day period described in SECTION 4.2(d), then the Selling Stockholder shall not give a Seller's Notice with respect to a transaction which would require compliance with this SECTION 4.2 for a period of three months from the last day of such 60-day or 90-day period, as the case may be.

          (g) The closing of all purchases pursuant to the first offer rights granted under this SECTION 4.2 shall take place at the principal offices of the Company at 10 a.m. on the later of (x) the tenth Business Day following the delivery to the Selling Stockholder of all notices exercising such first offer rights with respect to all of the Offered Shares to be sold by the Selling Stockholder or (y) the fifth Business Day following the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to such purchases, or at such other time and/or place as the parties to such purchases may agree. At such closing, (i) the Selling Stockholder shall assign and transfer to the Company and each Stockholder purchasing Shares good and valid title to the Shares being purchased by them, by delivery of the certificates representing the Shares to be sold and transferred, duly endorsed in blank, with the requisite stock transfer tax stamps attached, together with such stock powers, certificates, legal opinions and other instruments of transfer as the Company or the accepting Stockholder(s) shall reasonably request; and
(ii) the Company and each Stockholder purchasing Shares shall pay to the Selling Stockholder the purchase price for the Shares being purchased by them in cash, by delivery of a certified or bank check or by wire transfer of immediately available funds to such account as the Selling Stockholder shall direct by written notice delivered to the Company and each such Stockholder not later than two (2) Business Days before such closing.

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

          (h) Notwithstanding anything in this Agreement to the contrary, the provisions set forth in Section 4.2 shall not apply to the GSCP Stockholders or the netWorth Stockholders after the second anniversary of the date of this Agreement.

     Section 4.3  BRING ALONG RIGHTS; TAG ALONG RIGHTS.

          (a)  In the event that, following compliance with the provisions of
SECTION 4.2, any Stockholder or any group of Stockholders acting together or pursuant to a common plan or arrangement propose to sell or otherwise dispose of to a party unaffiliated with such Stockholder(s) (a "PURCHASER") Shares that as of the date of this Agreement constitute at least eighty percent (80%) of the sum of (i) the issued and outstanding shares of Common Stock,
(ii) the shares of Common Stock issuable upon conversion of the Preferred Stock and (iii) the Shares of Common Stock issuable upon conversion of any Convertible Securities (a "DISPOSITION"), such Stockholder(s) (the "PROPOSING STOCKHOLDERS") shall provide notice of such proposed Disposition to each of the other Stockholders (a "PROPOSAL NOTICE") no later than twenty (20) days prior to the proposed closing of such Disposition, and the Proposing Stockholders shall have the right (a "BRING ALONG RIGHT") to require such other Stockholders to sell the Shares owned by them to the Purchaser at the same price and upon the same terms as are applicable to the sale of Shares by the Proposing Stockholders. SECTION 4.2 shall not apply to sales of Shares by Stockholders pursuant to the exercise of a Bring Along Right in accordance with this SECTION 4.3.

          (b) In the event that (i) the Company and the Offeree Stockholders do not elect to exercise their right of first refusal to purchase all Shares offered by the Selling Stockholder under SECTION 4.2, and (ii) any Selling Stockholder proposes to sell or otherwise dispose of Shares to a Purchaser, such Offeree Stockholders shall have the right (a "TAG ALONG RIGHT") to participate in such sale as set forth in this paragraph (b). Within thirty
(30) days of the date of the Seller's Notice, the Offeree Stockholders may elect (an "ELECTING STOCKHOLDER"), by providing such Selling Stockholder with written notice, to offer for sale some or all of their Shares to the Purchaser at the price set forth in the Seller's Notice. In the event the Purchaser agrees to purchase less than all of the Shares that the Selling Stockholder and the Electing Stockholders offer for sale, the Selling Stockholder and each Electing Stockholder shall be entitled to sell to the Purchaser its pro rata share of the Shares (in the proportion that the number of Shares offered to be sold by the Selling Stockholder or Electing Stockholder bears to the sum of all Shares offered to be sold by the Selling Stockholder and the Electing Stockholders, or in such other proportion as may be agreed to by the Selling Stockholder and the Electing Stockholders).
Section 4.2 shall not apply to sales of Shares by an Electing Stockholder pursuant to the exercise of a Tag Along Right in accordance with this Section 4.3.

     An Electing Stockholder shall effect its participation in the sale by promptly delivering to the Selling Stockholder for transfer to the Purchaser one or more certificates, properly endorsed for transfer, which represent at least the number of Shares that such Electing Stockholder elects to sell. The stock certificate(s) that the Electing Stockholder delivers to the Selling Stockholder shall be transferred to the Purchaser in consummation of the Tag Along Right in accordance with the Seller's Notice, and the Selling Stockholder (or Purchaser) shall concurrently remit to such Electing Stockholder that portion of the sales proceeds to which such Electing Stockholder is entitled by

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

reason of its participation in such sale.

     Notwithstanding anything in this paragraph (b) to the contrary, each Selling Stockholder may sell or otherwise transfer a cumulative, aggregate of 200,000 Shares (subject to adjustment) without triggering any right of co-sale to the other Stockholders under this paragraph (b).

     Section 4.4 MERGER TRANSACTIONS. Notwithstanding any other provision of this Agreement to the contrary, the Company may enter into an agreement to consolidate with or merge with or into any other corporation if such agreement is approved by the Board, by at least one (1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under
Section 2.2) and the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under Section 2.2) and by the requisite vote of the holders of Common Stock and Preferred Stock in accordance with the Certificate of Incorporation and the Business Corporation Act and any other applicable laws of the State of Delaware. In such event, SECTIONS 4.2 AND 4.3 shall not be applicable and all Shares may be transferred pursuant to such merger or consolidation for such consideration as is so approved by the Board at least one (1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under Section 2.2), the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under
Section 2.2), and the holders of Common Stock and Preferred Stock.

     Section 4.5 LEGEND ON CERTIFICATE. Each outstanding certificate representing Shares that are subject to this Agreement shall bear an endorsement reading substantially as follows:

          The securities represented by this certificate were issued in a transaction exempt from registration under the Securities Act of 1933 (as then in effect), and in reliance upon the holder's representation that such securities were being acquired for investment and not for resale. No transfer of such securities may be made on the books of the Company unless accompanied by an opinion of counsel, satisfactory to the Company, that such transfer may be effected without registration under the Securities Act of 1933 (as amended) or that such securities have been so registered under a registration statement which is in effect at the date of such transfer.

          The sale, assignment, pledge, encumbrance or other transfer of the securities represented by this certificate is subject to the provisions of an Amended and Restated Stockholders' Agreement, dated as of May 4, 1999, among the Company and the Stockholders named therein, a copy of which is on file at the principal executive office of the Company.

          Section 4.6 INVOLUNTARY TRANSFERS. If a Stockholder involuntarily transfers directly or indirectly any or all of its Shares for any reason and such transfer is not to a Permitted Transferee, the Transferee of such Shares and its Permitted Transferees shall be required to offer all of the Shares held by such Transferee and its Permitted Transferees to the Company and the other Stockholders in accordance with the procedures set forth in SECTION
4.2. For purposes of such offer, the First Offer Price for such Shares shall be the Fair Value of such Shares as of the date of the involuntary transfer of such Shares to such Transferee (appropriately adjusted to reflect the Fair Value of any dividends or distributions received or to be received by the holder of such Shares subsequent to the date of such involuntary transfer). The Board shall make or obtain a determination of the Fair Value of such Shares no later than ninety (90) days following the date of any such involuntary transfer, and the Seller's Notice with respect to such Shares shall be given by such Stockholder or by the Company on behalf of such Stockholder as promptly as practicable following such determination.

          Section 4.7 HOLDBACK AGREEMENTS. Unless the lead managing underwriter (the "MANAGING UNDERWRITER") for an offering of Shares to the public (a "PUBLIC OFFERING") pursuant to an effective registration statement under the Securities Act (or, in the case of a non-underwritten Public Offering, the Company) otherwise agrees, no Stockholder shall effect any public sale or distribution (including a sale under Rule 144) of any Shares, or any securities convertible into or exchangeable or exercisable for Shares, during the fourteen (14) days prior to and (i) the one hundred eighty (180) days after the effective date of any registration statement filed by the Company in connection with an initial Public Offering (or for such shorter period of time as is sufficient and appropriate, in the opinion of the Managing Underwriter (or, in the case of a non-underwritten Public Offering, the Company) or (ii) the ninety (90) days after the effective date of any registration statement filed by the Company in connection with a secondary or later Public Offering (or for such shorter period of time as is sufficient and appropriate, in the opinion of the Managing Underwriter (or, in the case of a non-underwritten Public Offering, the Company), in order to complete the sale and distribution of the securities included in such registration), except as part of such registration statement, whether or not such Stockholder participates in such registration. The provisions set forth in this Section 4.7 shall remain in full force and effect for a period of two
(2) years after the termination of this Agreement.

                                     ARTICLE V

                               ADDITIONAL AGREEMENTS

     Section 5.1 INSPECTION RIGHTS. The Company shall permit authorized representatives of the Stockholders to visit and inspect the properties of the Company, including its books and records (and to make extracts therefrom) and to discuss the Company's affairs, finances and accounts with the officers, employees and auditors of the Company, all at such reasonable times and as often as such Stockholders may reasonably request and upon reasonable notice to the Company.

     Section 5.2 FINANCIAL REPORTS. The Company will deliver to the GSCP Stockholders and the netWorth Stockholders, so long as each holds Shares:

          (a) as soon as available after the end of each fiscal month of the Company, and in any event within 30 days thereafter, (i) an unaudited consolidated statement of financial position of the Company and its subsidiaries as at the end of such month, (ii) an unaudited consolidated statement of income of the Company and its subsidiaries for such month and for the fiscal year of the Company to the end of such month, (iii) an unaudited consolidated statement of stockholders' equity of the Company and its subsidiaries for such month and for the fiscal year of the Company to the end of such month, (iv) an unaudited consolidated statement of cash flow of the Company and its subsidiaries for such month and for the fiscal year to the end of such month, and (v) a comparison between the actual financial figures for such month and the comparable figures included in the Budget, with an explanation of any material differences between them, all in reasonable detail, subject to changes resulting from normal year-end audit adjustments, certified by the chief executive officer of the Company;

          (b) as soon as available after the end of each fiscal year of the Company, and in any event within 90 days thereafter, an audited consolidated statement of financial position of the Company and its subsidiaries, and the related audited consolidated statements of income, stockholders' equity and cash flows of the Company and its subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, accompanied by (i) an unqualified opinion on such financial statements of a firm of independent public accountants of nationally recognized standing selected by the Board and approved by at least one (1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under Section 2.2) and the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under Section 2.2) that such financial statements fairly present the financial position of the companies being reported upon at the end of such fiscal year and the results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, and (ii) a comparison by the Company between the actual financial figures for such fiscal year, the comparable figures for the prior fiscal year and the comparable figures included in the Budget for such fiscal year, with an explanation of any material differences between them;

          (c) as soon as available all monthly, quarterly, annual and other statements, certificates or notices to any lenders to the Company;

          (d) promptly upon receipt of a written request from a GSCP Stockholder or a netWorth Stockholder therefor, copies of all other reports, if any, submitted to the Company by independent public accountants in connection with any annual or interim audit of the books of the Company and its subsidiaries made by such accountants;

          (e) promptly upon receipt of a written request from a GSCP Stockholder or a netWorth Stockholder therefor, a copy of each financial statement, report and return that the Company or any of its subsidiaries shall file with the Securities and Exchange Commission or (if requested by a GSCP Stockholder or a netWorth Stockholder) with any other Governmental Body and each such report that the Company or any of its subsidiaries shall file with any stock exchange;

          (f) promptly upon the occurrence thereof, notice of any material disputes with any customer or the occurrence of any other event which has had, or could reasonably be expected to have, a Material Adverse Effect;

          (g) promptly upon the Company's learning thereof, written notice of (i) any pending litigation affecting the Company or any of its subsidiaries, whether or not the claim is considered by the Company to be covered by insurance, and (ii) any pending administrative or arbitration proceeding or investigation, or the receipt by the Company or any of its subsidiaries of any notice or order from any Governmental Body having jurisdiction over the Company or any of its subsidiaries, which litigation, proceeding, investigation, notice or order has had, or could reasonably be expected to have, a Material Adverse Effect;

          (h) promptly upon the occurrence thereof, notice of (i) any change in the business or affairs of the Company or any of its subsidiaries which the Company reasonably determines has had, or could reasonably be expected to have, a Material Adverse Effect, (ii) any material breach of any of its covenants, representations or warranties set forth in the Series A Purchase Agreement, the Series E Purchase Agreement, the Registration Rights Agreement or this Agreement, (iii) any material labor dispute to which the Company or any of its subsidiaries may become a party, any strikes or walkouts relating to any of the Company's or any such subsidiary's facilities, and the expiration or termination of any labor contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or of any negotiations with respect thereto, (iv) a default by the Company or any of its subsidiaries under any indenture, loan agreement or mortgage or any material note, lease, deed or other material agreement to which the Company or such subsidiary is a party or by which the Company or any such subsidiary is bound, (v) the Company's or any of its subsidiaries' learning that any of its assets is (A) the subject of any "Superfund" evaluation or investigation or (B) the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous substance into the environment, (vi) the receipt by the Company or any of its subsidiaries of a notice of violation with respect to any of its permits (environmental or otherwise) or a notice of an enforcement action relating to any such permits, or (vii) receipt by the Company or any of its subsidiaries of notice of any event described in Section 4043 of the Employee Retirement Income Security Act and the regulations thereunder for which the reporting requirement is not thereby waived; and

          (i) with reasonable promptness, such other data, reports and information as from time to time a GSCP Stockholder or a netWorth Stockholder may reasonably request and such data, press releases, reports and information as the Company or any of its subsidiaries may from time to time furnish to holders of its securities.

     Section 5.3 BUDGET. With respect to each fiscal year of the Company, the Company shall prepare and submit to the Board a budget (the "BUDGET") for such fiscal year, which shall set forth in reasonable detail the Company's operating and financial plan for such fiscal year and the related capital and headcount requirements to fulfill the plan. The Budget shall be submitted to the Board no later than sixty (60) days before the commencement of each such fiscal year. The Budget shall be accepted as the Budget for such fiscal year when it has been approved by a majority of the members of the Board and by at least one (1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under Section 2.2) and the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under Section 2.2). The Budget shall be reviewed by the Company periodically and all changes therein and all material deviations therefrom shall be resubmitted to the Board in advance and shall be accepted when approved by, and the Company shall not make any such changes or material deviations to or from the Budget without such prior approval of, a majority of the Board and by at least one
(1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under Section 2.2) and the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under Section 2.2). With respect to the fiscal period of the Company ending on December 31, 1999, the Company has prepared and delivered to the Board the Budget for such fiscal period.

     Section 5.4 SYSTEM OF ACCOUNTING. The Company shall maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and will set aside on its books and cause each of its subsidiaries, if any, to set aside on its books all such proper reserves as shall be required by generally accepted accounting principles.

     Section 5.5 PROMPT PAYMENT OF TAXES; CONSOLIDATED RETURN. The Company will, and will cause each of its subsidiaries to, pay or cause to be paid all Taxes levied upon any of its properties or assets or those of its subsidiaries or in respect of its or their respective franchises, businesses, income or profits before the same become delinquent, except that (unless and until foreclosure, sale or other similar proceedings shall have been commenced) no such charge need be paid if being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted if (i) such reserve or other appropriate provision, if any, as shall be required by sound accounting practice shall have been made therefor and (ii) no property or assets are in imminent danger of forfeiture. The Company will withhold all amounts for Taxes required to be withheld by it under applicable Requirements of Laws. The Company will not consent to joining into a consolidated return with any Person by filing Internal Revenue Service Form 1122 or by taking any action deemed to be a consent pursuant to Section 1502 of the Internal Revenue Code of 1986 or Treasury Regulations Section 1.1502-75.

     Section 5.6 MAINTENANCE OF CORPORATE EXISTENCE, ETC. The Company shall maintain in full force and effect its corporate existence, rights, governmental approvals and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it and deemed by the Company to be material to the conduct of its business.

     Section 5.7 MAINTENANCE OF PROPERTIES. The Company will, and will cause each of its subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper, or legally required, repairs, renewals, replacements, additions and improvements thereto.

     Section 5.8 INSURANCE. The Company shall maintain or cause to be maintained, and shall cause each of its subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its properties and businesses and the properties and businesses of its subsidiaries against loss or damage as may be required by law or as is customary for companies similarly situated and which reflects the Company's best business judgment as to the types and amounts of insurance that should be carried in light of conditions in the insurance industry, and at the request of a Stockholder shall furnish such Stockholder with evidence of the same. The insurance coverage of the Company and its subsidiaries shall be evaluated annually by the Board and by the management of the Company.

     Section 5.9 COMPLIANCE WITH LAWS; OBLIGATIONS. The Company shall, and shall cause each of its subsidiaries to, comply with all Requirements of Laws and Court Orders applicable to it and its respective assets and properties, and with all contracts and agreements to which it is a party or shall become a party, the violation of which could reasonably be expected to have a Material Adverse Effect, and the Company shall perform, and shall cause each of its subsidiaries to perform, all obligations which it has or shall incur, the violation or lack of performance of which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, nothing in this Section shall prohibit the Company from contesting in good faith the validity or applicability of any law by appropriate proceedings, promptly initiated and diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by sound accounting practices, shall have been made therefor.

     Section 5.10 KEY PERSON LIFE INSURANCE. Unless otherwise agreed to in writing by GSCP and netWorth, the Company will use its best efforts to obtain and maintain or cause to be maintained, with financially sound and reputable insurers, term life insurance in a minimum aggregate amount of $1,000,000 on the life of Howard A. Tullman. Such policy shall be owned by the Company and all benefits thereunder shall be payable to the Company.

     Section 5.11 AVAILABILITY OF COMMON STOCK FOR CONVERSION. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Preferred Stock from time to time outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Preferred Stock, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any Governmental Body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Preferred Stock.

                                     ARTICLE VI

                                   MISCELLANEOUS

     Section 6.1 SURVIVAL OF AGREEMENT; TERM. This Agreement shall not be terminated, modified or amended unless a resolution approving and adopting such termination, modification or amendment has been adopted by a majority of the entire Board, with the concurrence of at least one (1) GSCP Director (so long as the GSCP Stockholders are entitled to nominate a director under
Section 2.2) and the netWorth Director (so long as the netWorth Stockholders are entitled to nominate a director under Section 2.2), and Stockholders holding Shares representing at least sixty-six and two-thirds percent (66-2/3%) of the Shares then issued and outstanding agree in writing to such termination, modification or amendment. This Agreement shall terminate:

          (i)  on June 2, 2007 or, if sooner,

          (ii) upon the merger of the Company with or into, or its consolidation with, another corporation if, immediately after such merger or consolidation, the Stockholders immediately prior thereto own, in the aggregate, capital stock of the surviving or resulting corporation representing less than a majority of the total voting power of such corporation, or

          (iii)immediately prior to the consummation of a primary or secondary sale of shares of Common Stock to the public pursuant to a registered public offering under the Securities Act where the proposed aggregate public offering price of the shares of Common Stock so registered is at least $30,000,000 (based on the fair value estimated by the underwriters) and the proposed offering price reflects a preoffering valuation of the Common Stock of at least $20.00 per share (giving effect to the conversion into or exercise in exchange for shares of Common Stock of any outstanding securities of the Company that are at such time convertible into or exercisable in exchange for shares of Common Stock);

PROVIDED, HOWEVER, that any provision of this Agreement which specifically provides for termination of such provision on another date shall terminate on such other date, and PROVIDED FURTHER, that the provisions of SECTIONS 4.1(a) and (b) and SECTION 4.5 shall remain in full force and effect notwithstanding a termination of this Agreement pursuant to the preceding clause (i) or (iii).

     Section 6.2 BY-LAWS. If and to the extent that any provision of this Agreement conflicts with or is inconsistent with any provision of the By-Laws of the Company, such provision of this Agreement shall be controlling and, to the extent practicable, the conflicting or inconsistent provision of the By-Laws shall be construed in a manner consistent with such provision of this Agreement.

     Section 6.3 NOTICES. All notices to be given by any party hereunder shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, three (3) Business Days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows:

          (i)  in the case of any Stockholder (other than a GSCP
     Stockholder or a netWorth Stockholder), to such Stockholder at its address set forth in the stock ledger of the Company;

          (ii) in the case of the Company, to:

                    Tunes.com Inc.
                    640 North LaSalle Street
                    Suite 560
                    Chicago, IL  60610
                    Facsimile:  (312) 642-0616
                    Attention:  Howard A. Tullman
                    with a copy to:

                    Freeborn & Peters
                    311 South Wacker Drive
                    Suite 2000
                    Chicago, IL  60606
                    Facsimile: (312) 360-6575
                    Attention: Michael E. Shabat

          (iii)     in the case of the GSCP Stockholders (or any of them), to:

                    c/o Goldman, Sachs & Co.
                    85 Broad Street
                    New York, New York 10004
                    Facsimile: (212) 357-5505
                    Attention:  Ms. Kaca Enquist

                    with a copy to:

                    Sidley & Austin
                    One First National Plaza
                    Chicago, Illinois 60603
                    Facsimile: (312) 853-7036
                    Attention:  Dennis V. Osimitz

          (iv) in the case of the netWorth Stockholders (or any of them), to:

                    netWorth Partners, L.P.
                    One Buckhead Plaza
                    Suite 780
                    3060 Peachtree Road
                    Atlanta, Georgia  30305
                    Facsimile:  (404) 264-9305
                    Attention:  Burton B. Goldstein, Jr.

                    with a copy to:

                    Alston & Bird LLP
                    One Atlantic Center
                    1201 West Peachtree Street
                    Atlanta, Georgia  30309
                    Facsimile:  (404) 881-7777
                    Attention:  B. Lynn Walsh

The parties may change their respective addresses for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this SECTION 6.3.

     Section 6.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. If any Transferee of any Stockholder shall acquire any Shares in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, PROVIDED, HOWEVER, that Shares which have been distributed in a registered public offering under the Securities Act or sold in a transaction complying with Rule 144 shall no longer be subject to this Agreement.

     Section 6.5 COMPLETE AGREEMENT. This Agreement amends and restates the Original Stockholders' Agreement in its entirety and supersedes all prior negotiations, statements and agreements of the parties hereto with respect to the subject matter of this Agreement and the Original Stockholders' Agreement. This Agreement represents the entire agreement among the Stockholders and the Company with respect to the matters set forth herein, and the parties hereto acknowledge that there have been no representations, warranties, covenants or agreements made by any party hereto with respect to the subject matter hereof other than those contained in this Agreement (as amended and restated), the consents and resolutions executed and delivered in accordance with the Original Stockholders' Agreement, the Registration Rights Agreement, the Series A Purchase Agreement, the agreements, documents, and instruments executed and delivered pursuant to the Series A Purchase Agreement, the Series E Purchase Agreement, and the agreements, documents, and instruments executed and delivered pursuant to the Series E Purchase Agreement.

     Section 6.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be signed by the Company and one or more Stockholders, and all of which are deemed to be one and the same agreement binding upon the Company and each of the Stockholders.

     Section 6.7 HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     Section 6.8. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine. By execution and delivery of this Agreement, the Original Stockholders Agreement, or any Joinder hereto or thereto, each of the Stockholders accepts and/or reaffirms, generally and unconditionally, the nonexclusive jurisdiction of the state or federal courts in Illinois in any action or proceeding concerning this Agreement. Each Stockholder (other than the GSCP Stockholders and the netWorth Stockholders) hereby irrevocably appoints (and/or reaffirms such Stockholder's appointment pursuant to the Original Stockholders' Agreement or any Joinder thereto) the person under whose name such Stockholder's name is listed on EXHIBIT B hereto at such person's office listed on such exhibit, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and upon whom such process may be served, PROVIDED that in the case of any service upon such agent and attorney, the party effecting such service shall also deliver a copy thereof to the other party at the address and in the manner specified in SECTION 6.3. A Stockholder who is not listed on EXHIBIT B shall be served (i) at such Stockholder's residence or principal place of business in the State of Illinois if such Stockholder resides in Illinois, (ii) by service upon such Stockholder's registered agent in the State of Illinois if such Stockholder is qualified to do business in Illinois, or (iii) by service upon such agent for service of process as specified in this Agreement (or in the document reflecting such Stockholder's agreement to be bound by this Agreement) if such Stockholder does not reside or do business in Illinois. The Stockholders (other than the GSCP Stockholders and the netWorth Stockholders) will enter into such agreements with such agents as may be necessary to constitute and continue the appointment of such agents hereunder. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction.

     Section 6.9 INJUNCTIVE RELIEF. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     Section 6.10 NEW STOCKHOLDERS. As a condition to the issuance by the Company of any authorized but unissued Shares or Shares held in treasury, or any Convertible Securities to any person other than pursuant to a registered public offering, the Company shall require such person to enter into this Agreement and to agree to be bound by the terms and conditions hereof (by executing an additional counterpart signature page to this Agreement, a joinder, or such other document evidencing such person's agreement to be bound hereby).

     Section 6.11 SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

     Section 6.12 RECAPITALIZATION, ETC. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock or any other change in the Company's capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

                          [SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders' Agreement as of the day and year first above written.

                                   THE COMPANY:

                                   TUNES.COM INC.

                                   By:    /s/ Stuart B. Frankel
                                         ------------------------------------
                                   Name:  Stuart B. Frankel
                                         ------------------------------------
                                   Title:  Chief Financial Officer
                                         ------------------------------------


                                   STOCKHOLDERS:

                                   NETWORTH PARTNERS I, LLC

                                   By:     /s/ Burton B. Goldstein, Jr.
                                         ------------------------------------
                                   Name: BURTON B. GOLDSTEIN, JR.
                                         ------------------------------------
                                   Title:  AUTHORIZED PERSON
                                         ------------------------------------


                                   GS CAPITAL PARTNERS II, L.P. , a Delaware limited partnership

                                   By: GS Advisors, L.P., its general partner

                                   By: GS Advisors, Inc., its general partner


                                       By:  /s/ Joseph H. Gleberman
                                           ---------------------------------
                                       Its:  Vice President
                                           ---------------------------------


                                   GS CAPITAL PARTNERS II OFFSHORE, L.P., a limited partnership organized under the laws of the Cayman Islands

                                   By: GS Advisors II (Cayman), L.P., its
                                       general partner

                                   By: GS Advisors II, Inc., its general partner

                                       By:   /s/ Joseph H. Gleberman
                                            ---------------------------------
                                       Its:  Vice President
                                            ---------------------------------

          [SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT]

                                   GOLDMAN SACHS & CO. VERWALTUNGS GmbH, a
                                   company organized under the laws of Germany

                                   By:    /s/ Joseph H. Gleberman
                                         ------------------------------------
                                   Its:   Joseph H. Gleberman
                                         ------------------------------------

                                   By:    /s/ Eve M. Gerriets
                                         ------------------------------------
                                   Its:   Registered Agent
                                         ------------------------------------


                                   STONE STREET FUND 1997, L.P., a Delaware limited partnership

                                   By:  Stone Street Asset Corp., General
                                        Partner

                                        By:  /s/ Joseph H. Gleberman
                                           ----------------------------------
                                        Its:  Authorized Signatory
                                           -----------------------------------


                                   BRIDGE STREET FUND 1997, L.P., a Delaware limited partnership

                                   By:  Stone Street Asset Corp., Managing
                                        General Partner

                                        By:  /s/ Joseph H. Gleberman
                                            ---------------------------------
                                        Its:  Authorized Signatory
                                            ---------------------------------

                                     Schedule 1
                                         to
                    Amended and Restated Stockholders' Agreement
                              Dated as of May 4, 1999


STOCKHOLDERS, AS OF JUNE 2, 1997, UNDER THE ORIGINAL STOCKHOLDERS' AGREEMENT:

     GS Capital Partners II, L.P.
     GS Capital Partners II Offshore, L.P.
     Goldman Sachs & Co., Verwaltungs GmbH
     Stone Street Fund 1997, L.P.
     Bridge Street Fund 1997, L.P.
     Deane S. Borgeson
     D. Scott Carr
     Mark E. Carr
     David S. Connelly
     Joseph P. Davies
     Doerge-Internet, L.P.
     Patrick C. Dowd
     Francis X. Egan
     Edwin M. Furey II
     James G. Gendelman
     Greg D. Glyman
     Golan Productions, Inc.
     Thomas A. Herman
     Jam Enterprises Corp.
     Patrick William Joyce
     Matthew S. Kaplan
     Thomas J. Kigin
     Roland N. Livney
     John Meyer
     Steven B. Nakovich
     Louis Portnoy
     Red 5 Management, Inc.
     Rosy Partnership
     Michael D. Searle
     Hugo Sonnenschein III
     Virginia B. Sonnenschein
     Craig A. Stern
     Craig Stern Revocable Trust
     Kelly A. Thomson
     Howard A. Tullman

                                     Schedule 1
                                    (Page 1 of 1)

                                     Schedule 2
                                         to
                    Amended and Restated Stockholders' Agreement
                              Dated as of May 4, 1999


STOCKHOLDERS, SUBSEQUENT TO JUNE 2, 1997, UNDER THE ORIGINAL STOCKHOLDERS'
AGREEMENT:

     Marc F. Adler
     David Anderson
     James J. Arado
     Arthur Pancoe Trust dated 9/14/90
     James F. Beedie
     Greg T. Buchholz
     The Elizabeth L. Carr Trust dated November 25, 1991
     Mark E. Carr, IRA R/O
     Bernard J. Cass
     Don W. Ceglar
     John S. Childs
     Stephen T. Coates
     Delbert W. Coleman
     Neil S. Coleman
     Paul R. Davies
     Peter DiMaria
     Enterprise Law Group, Inc.
     FDP Music, L.L.C.
     Lisa Gansky
     Suzanne M. Gray
     James C. Harris
     The Hazel Family Trust dated 2/3/81
     Heartland Internet Music, L.L.C.
     Tim Hodges
     James W. Jacobs
     JAMtv Venture Partners, L.L.C.
     K. A. Steel Chemicals Inc.
     John F. Kane
     Neil Kane
     Kip Kelley
     Michael J. Keneipp
     Daniel Kigin
     Terrence J. Lavin
     Karen Jo Lee
     Jeanne Louise Leventhal
     Margret Leventhal


                                     Schedule 2
                                    (Page 1 of 2)

     Mark Liebman
     Jacob Maizel
     Donald R. McGarrah
     Darius Mohsenin
     Kamran Mohsenin
     Nuri Mohsenin
     Music Convergence, L.L.C.
     Music Funding L.L.C.
     Music Infusion, L.L.C.
     Marla H. Polk
     Ronald S. Posner
     Kevin Power
     Renrel V Investments Limited Partnership
     Resolute Partners, L.P.
     Robert Ritchey
     William Romans
     Cliff Samaniego
     Richard T. Santulli
     Nicholas M. Scharf
     Richard D. Shivers
     Hugo Sonnenshein, IRA R/O
     Robert C. Staley
     Steven F. Stratton
     Charlene Steele Vaughn
     WNC Corporation
     Michael M. Wadden
     Harvey M. Walken

A "Stockholder" under and as defined in this Agreement shall include, without limitation, the following Persons holding Shares and any other Person holding Shares; provided that such Person has agreed to be bound by the terms and conditions of this Agreement (by executing an additional counterpart signature page to this Agreement, a joinder, or such other document evidencing such Person's agreement to be bound hereby):

     netWorth Partners I, LLC
     FDP Music II, L.L.C.
     Music Infusion II, L.L.C.
     Bruce R. Katz
     Lawrence R. Morgenthal
     John S. Bank
     The Mednick Living Trust
     Music Funding II, L.L.C.



                                     Schedule 2
                                    (Page 2 of 2)